                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]

FILED BY PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:

[_]     Preliminary Information Statement

[_]     Confidential, for Use of the Commission Only (as permitted by Rule

        14c-5(d)(2))

[X]     Definitive Information Statement

FoneCash Inc

                (Name of Registrant as specified in its charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]     No fee required.

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transactions applies:

(3)     Per unit price or other underlying value of transaction computed pursuant to exchange act rule 0-11:

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

[_]     Fee paid previously with preliminary materials.

[_]     Check box if any part of the fee is offset as provided by exchange act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, schedule or registration statement no.:

(3)     Filing party:

(4)     Date filed:

For Additional Information Contact:

VERDIRAMO & VERDIRAMO, P.A.

3163 Kennedy Boulevard

Jersey City, New Jersey 07306

(201) 798-7082

FoneCash, Inc.

162M Homestead Road

Manchester, Connecticut 66420

March 21, 2005

To Our Stockholders:

The purpose of this information statement is to inform the holders of record of shares of our common stock and preferred stock as of the close of business on the record date, March 1, 2005 that our board of directors has recommended, and that a majority of our stockholders intend to vote in favor of resolutions which will accomplish the following:

-

Amend our articles of incorporation to change the name of the corporation to TotalMed Inc.

-

Implement a reverse stock split of our common stock on the basis of one post-consolidation share for each 20 pre-consolidation shares;

We have two consenting stockholders who hold shares of our common stock set aside from their name as per the following:

Abraham Pierce, our president and director

25,000,000

Public Entity Acquisition Corp.

30,000,000

As a group the consenting stockholders hold a total of 55,000,000 shares of our common stock. The consenting stockholders will vote in favor of the proposed corporate actions. The consenting stockholders will have the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

The consenting stockholders will have the power to vote their collective consenting stockholders shares of the common stock of 55,000,000, which equals 52% of the issued and outstanding shares of the common stock on the record date.

This information statement is being mailed on or about March 23, 2005 to all stockholders of record as of March 1, 2005.

We appreciate your continued interest in FoneCash, Inc.

                    Very truly yours,

                    /s/ Abraham Pierce

                    Abraham Pierce

                    President

FoneCash, Inc.

162M Homestead Road

Manchester, Connecticut 66420

TELEPHONE (860) 805-0701

INFORMATION STATEMENT

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

This information statement is furnished to the holders of record at the close of business on March 1, 2005, the record date, of the outstanding common and preferred stock of FoneCash,Inc pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, in connection with an action by the holders of the majority of the votes of our stock which will accomplish the following:

*

Amend our articles of incorporation to change the name of the corporation to TotalMed, Inc.

*

Implement a reverse stock split of our common stock on the basis of one post-consolidation share for each 20 pre-consolidation shares;

This information statement will be sent on or about March 23, 2005 to our stockholders of record who do not sign the majority written consent described herein.

VOTING SECURITIES

In accordance with our bylaws, our board of directors has fixed the close of business on March 1, 2005 as the record date for determining the stockholders entitled to notice of the above noted action. The amendments to our articles of incorporation and the reverse stock split require the affirmative vote of a majority of the shares of our common stock issued and outstanding at the time the vote is taken.

The quorum necessary to conduct business of the stockholders consists of a majority of the common and preferred stock issued and outstanding as of the record date. As of the record date, 104,057,669 shares of the common stock were issued and outstanding, No shares or preferred stock are issued and outstanding. Each share of the common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

We have two consenting stockholders who hold shares of our common stock set aside from their name as per the following:

Abraham Pierce, our president and director

25,000,000

Public Entity Acquisition Corp.

30,000,000

As a group the consenting stockholders hold a total of 55,000,000 shares of our common stock. The consenting stockholders will vote in favor of the proposed corporate actions. The consenting stockholders will have the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

The consenting stockholders will have the power to vote their collective consenting stockholders shares of the common stock of 55,000,000, which equals 52% of the issued and outstanding shares of the common stock on the record date.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

DISSENTERS' RIGHT OF APPRAISAL

No action will be taken in connection with the proposed corporate actions by our board of directors or the voting stockholders for which Delaware law, our articles of incorporation or bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

BACKGROUND

THE COMPANY

FoneCash, Inc. (the “Company”) was organized in the State of Delaware on August 7, 1997. The Company’s primary business activity was the development of a mobile credit card transaction processing device. It ceased this business operation in December 2002. It is presently seeking to locate and acquire a potential merger candidate.

APPROVALS OF ONE FOR 20 REVERSE STOCK SPLIT

Our board of directors has adopted a resolution to seek stockholder approval to affect a reverse split of our common stock for the purpose of increasing the market price of our common stock. The reverse split exchange ratio that the board of directors approved and deemed advisable and for which it is seeking stockholder approval is one post-consolidation share for 20 pre-consolidation shares. Approval of this proposal would give the board authority to implement the reverse split. In addition, approval of this proposal would also give the board authority to decline to implement a reverse split.

The board of directors believes that the higher share price that might initially result from the reverse stock split could help generate interest in FoneCash, Inc. among investors and thereby assist us in raising future capital to fund our operations or make acquisitions.

Stockholders should note that the effect of the reverse split upon the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after a reverse split will be up to 200 times greater than the price for shares of our common stock immediately prior to the reverse split. Furthermore, there can be no assurance that the market price of our common stock immediately after a reverse split will be maintained for any period of time. Moreover, because some investors may view the reverse split negatively, there can be no assurance that the reverse split will not adversely impact the market price of our common stock or, alternatively, that the market price following the reverse split will either exceed or remain in excess of the current market price.

EFFECT OF THE REVERSE SPLIT

The reverse split would not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations thereunder.

The voting and other rights of the holders of our common stock would not be affected by the reverse split (other than as a result of the treatment of fractional shares as described below). For example, a holder of 0.5 percent of the voting power of the outstanding shares of our common stock immediately prior to the effective time of the reverse split would continue to hold 0.5 percent of the voting power of the outstanding shares of our common stock after the reverse split. The number of stockholders of record would not be affected by the reverse split. The authorized number of shares of our common stock and the par value of our common stock under our articles of incorporation would remain the same following the effective time of the reverse split.

The number of shares of our common stock issued and outstanding would be reduced following the effective time of the reverse split in accordance with the following formula: every 20 shares of our common stock owned by a stockholder will automatically be changed into and become one new share of our common stock, with 20 being equal to the exchange ratio of the reverse split.

Stockholders should recognize that if a reverse split is effected, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the effective time divided by the one for 20 exchange ratio, subject to adjustment for fractional shares, as described below).

Fractional Shares. As described below, all fractional share amounts resulting from the Reverse Split will be rounded up to the next whole New Share.

We currently have no intention of going private, and this proposed reverse stock split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the proposed reverse stock split does not increase the risk of us becoming a private company in the future. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 following the reverse split of our common stock.

Issuance of Additional Shares. The number of authorized but unissued shares of our common stock effectively will be increased significantly by the reverse split of our common stock. For example, if we elect to implement a one for 20 reverse split, based on the 104,057,669 shares of our common stock outstanding on the record date, and the 500,000,000 shares of our common stock that are currently authorized under our articles of incorporation, prior to any increase in our authorized common stock, 395,942,331 shares of our common stock remain available for issuance prior to the reverse split taking effect. A one for 20 reverse split would have the effect of decreasing the number of our outstanding shares of our common stock from 104,057,669 to 5,702,884 shares.

Based on the 500,000,000 shares of our common stock that are currently authorized under our articles of incorporation, if we elect to implement a one for 20 reverse stock split, the reverse split, when implemented, would have the effect of increasing the number of authorized but unissued shares of our common stock from 395,942,331 to 494,297,116 shares.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our articles of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of FoneCash, Inc. through a transaction opposed by our board of directors. At this time, our board does not have plans to issue any common shares resulting from the effective increase in our authorized but unissued shares generated by the reverse split.

FEDERAL INCOME TAX CONSEQUENCES

We will not recognize any gain or loss as a result of the reverse split.

The following description of the material federal income tax consequences of the reverse split to our stockholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

In general, the federal income tax consequences of the reverse split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of our common stock in exchange for their old shares of our common stock. We believe that the likely federal income tax effects of the reverse split will be that a stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. With respect to a reverse split, such a stockholder's basis in the reduced number of shares of our common stock will equal the stockholder's basis in its old shares of our common stock. A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder's particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. In the aggregate, such a stockholder's basis in the reduced number of shares of our common stock will equal the stockholder's basis in its old shares of our common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the post-effective reverse split shares received will include the holding period of the pre-effective reverse split shares exchanged.

EFFECTIVE DATE

If the proposed reverse split is approved and the board of directors elects to proceed with a reverse split, the split would become effective as of 5:00 p.m. Eastern Standard Time on the date the split is approved by our stockholders, which will be twenty days from the date of this information statement. Except as explained herein with respect to fractional shares and stockholders who currently hold fewer than 20 shares, on such date, all shares of our common stock that were issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, converted into new shares of our common stock in accordance with the one for 20 exchange ratio.

RISKS ASSOCIATED WITH THE REVERSE SPLIT

This information statement includes forward-looking statements including statements regarding our intent to solicit approval of a reverse split, the timing of the proposed reverse split and the potential benefits of a reverse split, including, but not limited to, increased investor interest and the potential for a higher stock price. The words "believe," "expect," "will," "may" and similar phrases are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include that we may not have sufficient resources to continue as a going concern; any significant downturn in our industry or in general business conditions would likely result in a reduction of demand for our products and would be detrimental to our business; we will be unable to achieve profitable operations unless we increase quarterly revenues or make further cost reductions; a loss of or decrease in purchases by one of our significant customers could materially and adversely affect our revenues and profitability; the loss of key personnel could have a material adverse effect on our business; the large number of shares available for future sale could adversely affect the price of our common stock; and the volatility of our stock price. For a discussion of these and other risk factors, see our annual report on Form 10-KSB for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

If approved and implemented, the reverse stock split will result in some stockholders owning "odd-lots" of less than 100 common shares of our stock on a post-consolidation basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell than shares in "even lots" of even multiples of 100 shares.

VOTE REQUIRED

The affirmative vote of a majority of the total number of shares of our issued and outstanding capital stock is required to approve the reverse split of our common stock.

Our board of directors recommends that stockholders vote FOR the approval of the reverse split of our common stock.

AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE ITS NAME TO

“TotalMed, Inc."

The Company's Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend the Articles of Incorporation to change the Company's name to “TotalMed, Inc." The Board of Directors believes that this amendment is in the Company's best interests because it will more accurately reflect its planned change of business model as a holding company with diversified interests in the medical services industry. The proposed amendment will not have any material affect on the Company's reporting requirements or stock price. Stockholders will not be required to have new stock certificates reflecting the name change. New stock certificates will be issued in due course as old certificates are tendered to the Company's transfer agent. The Company will file a certificate of amendment to the articles incorporation changing the Company's name. The certificate of amendment to the articles of incorporation of FoneCash, Inc. will be substantially in the form attached to this Information Statement as Exhibit A.

VOTE REQUIRED

The affirmative vote of a majority of the total number of shares of our issued and outstanding capital stock is required to approve the amendment to our articles of incorporation to change the name of the corporation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE ITS NAME TO “TotalMed, Inc."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of March 1, 2005, the beneficial ownership of FoneCash, Inc.’s common stock by each person known by FoneCash, Inc to beneficially own more than 5% of FoneCash, Inc.’s common stock outstanding and by the officers and directors of FoneCash, Inc. as a group. Except as otherwise indicated, all shares are owned directly. FoneCash, Inc. knows of no other person who is the beneficial owner of more than five percent of FoneCash, Inc.'s common stock. Unless specifically indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

	Shares Beneficially Owned
Directors, Officers and 5% Stockholders	Number	Percent
Abraham Pierce 162M Homestead Road Manchester, Connecticut 66420	25,000,000	24.03%
Public Entity Acquisition Corp. 3163 Kennedy Boulevard Jersey City, New Jersey 07306	30,000,000	28.83%
All FoneCash, Inc., directors and officers as a group (1 person(s))	25,000,000	24.03%